Exhibit 99.1

LMI Aerospace Unifies Corporate Brand

ST. LOUIS, Sept. 18, 2014 - LMI Aerospace, Inc. (Nasdaq: LMIA), a leading provider of aerostructures, engineering services and structural testing to commercial, business and regional, and military aerospace markets, today announced it has re-aligned all subsidiary companies and divisions under its parent brand LMI Aerospace.

“By unifying all of our businesses under a single name, we take another step further toward our goal of achieving a fully integrated aerospace company,” said CEO Dan Korte. “Both the name and the logo draw on the rich heritage of our legacy business while recognizing the significant impact our acquired companies have had in shaping our present and future.”
Other efforts currently underway by the company toward the vision of one team, one company and one brand include integrating our divisions, re-aligning capabilities with current and future requirements, repositioning work and equipment to improve efficiencies, and adjusting its organizational structure.

“We look forward to leveraging this new brand, together with our incredible people who make operational excellence a personal commitment every day, to provide exceptional value for our customers,” said Korte. “We are confident that the strong reputation we have with our customers and the full force of our collective efforts driving the company forward will enable LMI to be even more successful as a fully integrated entity.”

About LMI Aerospace

LMI Aerospace, Inc. (Nasdaq: LMIA), is a leading supplier of aerostructures, engineering services, and structural testing to the commercial, business and regional, and military aerospace markets. For more than 65 years, LMI has provided solutions to its customers’ most challenging problems across the entire aerospace industry. From manufacturing more than 40,000 products for integration into a variety of aircraft platforms to supporting aircraft product lifecycles and fleet support via complete turnkey engineering capabilities, LMI offers complete, integrated solutions in aerostructures, engineering and program management services. With “A Higher Level of Performance,” LMI ensures every customer interaction and touch point is met with a commitment to deliver the highest-quality products, best customer service and the most outstanding value in the industry. Based in St. Louis, LMI has operations in 27 locations across the U.S. as well as internationally in Australia, Mexico and Sri Lanka. For more information go to www.lmiaerospace.com.

Media Contact:
Deb Guse
816-423-5603

411 Fountain Lakes Blvd
St. Charles, Missouri 63301
ph: 636.946.6525
fx: 636.949.1576
www.lmiaerospace.com